STM-79443.8





THIS DOCUMENT CREATED AND/OR REVISED IN DOCUMENT PROCESSING SERVICES-STM.

                        CREDIT AGREEMENT

                 Dated as of December 31, 1996

                             among
                         THE LIPOSOME COMPANY, INC., and
                    THE LIPOSOME MANUFACTURING COMPANY, INC.,

                         as Borrowers,

           THE OTHER CREDIT PARTIES SIGNATORY HERETO,

                       as Credit Parties,

                  THE LENDERS SIGNATORY HERETO
                       FROM TIME TO TIME,

                          as Lenders,

                              and

             GENERAL ELECTRIC CAPITAL CORPORATION,

                     as Agent and a Lender





                                TABLE OF CONTENTS


1.   AMOUNT AND TERMS OF CREDIT                                 1
          1.1                                     Credit Facility       1
          1.2              Termination of Commitment; Prepayments       3
          1.3                                     Use of Proceeds       3
          1.4                                           Interest.       3
          1.5                                   Eligible Accounts       5
          1.6                                  Eligible Inventory       7
          1.7                             Cash Management Systems       8
          1.8                                                Fees       8
          1.9                                 Receipt of Payments       9
          1.10             Application and Allocation of Payments       9
          1.11                        Loan Account and Accounting      10
          1.12                                          Indemnity      10
          1.13                                             Access      11
          1.14                                              Taxes      11
          1.15                  Capital Adequacy; Increased Costs      12
          1.16                                        Single Loan      13

2.   CONDITIONS PRECEDENT                                      13
          2.1     Conditions to Initial Revolving Credit Advances      13
          2.2                     Further Conditions to Each Loan      14

3.   REPRESENTATIONS AND WARRANTIES                            15
          3.1            Corporate Existence; Compliance with Law      15
          3.2                             Executive Offices; FEIN      15
          3.3Corporate Power, Authorization, Enforceable Obligations   15
          3.4                Financial Statements and Projections      15
          3.5                             Material Adverse Effect      16
          3.6                        Ownership of Property; Liens      16
          3.7 Labor Matters 17 3.8Ventures, Subsidiaries and Affiliates; Outstanding Stock and
          Indebtedness                                         17
          3.9                               Government Regulation      18
          3.10                                 Margin Regulations      18
          3.11                                              Taxes      18
          3.12                                              ERISA      18
          3.13                                      No Litigation      19
          3.14                                            Brokers      19
          3.15                              Intellectual Property      19
          3.16                                    Full Disclosure      20
          3.17                              Environmental Matters      20
          3.18                                          Insurance      21
          3.19                  Deposit and Disbursement Accounts      21
          3.20 Solvency                                               21
          3.21                       Customer and Trade Relations      21
          3.22                     Agreements and Other Documents      21

4.   FINANCIAL STATEMENTS AND INFORMATION                      21
          4.1                                 Reports and Notices      22
          4.2                      Communication with Accountants      22

5.   AFFIRMATIVE COVENANTS                                     22
          5.1    Maintenance of Existence and Conduct of Business      22
          5.2                              Payment of Obligations      22
          5.3                                   Books and Records      23
          5.4   Insurance; Damage to or Destruction of Collateral      23
          5.5                                Compliance with Laws      24
          5.6                             Supplemental Disclosure      24
          5.7                               Intellectual Property      25
          5.8                               Environmental Matters      25
          5.9Landlords' Agreements, Mortgagee Agreements and Bailee Letters
          25
          5.10                                 Further Assurances      25

6.   NEGATIVE COVENANTS                                        26
          6.1                          Mergers, Subsidiaries, Etc      26
          6.2                     Investments; Loans and Advances      28
          6.3                                        Indebtedness      29
          6.4           Employee Loans and Affiliate Transactions      30
          6.5                      Capital Structure and Business      30
          6.6                             Guaranteed Indebtedness      31
          6.7                                               Liens      31
          6.8                            Sale of Stock and Assets      31
          6.9                                               ERISA      32
          6.10                                Financial Covenants      32
          6.11                                Hazardous Materials      32
          6.12                                    Sale-Leasebacks      32
          6.13                       Cancellation of Indebtedness      32
          6.14                                Restricted Payments      32
          6.15 No Speculative Transactions 32 6.16Change of Corporate Name or Location; Change of Fiscal Year 32
          6.17            No Impairment of Intercompany Transfers      33

7.   TERM                                                      33
          7.1                                         Termination      33
          7.2Survival of Obligations Upon Termination of Financing
          Arrangements                                         33

8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES                    33
          8.1                                   Events of Default      33
          8.2                                            Remedies      36
          8.3                           Waivers by Credit Parties      36

9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT       36
          9.1                       Assignment and Participations      36
          9.2           Appointment of Agent and Collateral Agent      38
          9.3       Agent's and Collateral Agent's Reliance, Etc.      39
          9.4                           GE Capital and Affiliates      39
          9.5                              Lender Credit Decision      39
          9.6                                     Indemnification      40
          9.7                Successor Agent and Collateral Agent      40
          9.8 Setoff and Sharing of Payments 41 9.9Revolving Credit Advances; Payments; Non-Funding Lenders;
          Information; Actions in Concert                      41

10.  SUCCESSORS AND ASSIGNS                                    44
          10.1                             Successors and Assigns      44

11.  MISCELLANEOUS                                             44
          11.1      Complete Agreement; Modification of Agreement      44
          11.2                             Amendments and Waivers      44
          11.3                                  Fees and Expenses      46
          11.4                                          No Waiver      47
          11.5                                           Remedies      47
          11.6                                       Severability      47
          11.7                                  Conflict of Terms      47
          11.8                                    Confidentiality      48
          11.9                                      GOVERNING LAW      48
          11.10                                           Notices      49
          11.11                                    Section Titles      49
          11.12                                      Counterparts      49
          11.13                              WAIVER OF JURY TRIAL      49
          11.14                                    Press Releases      50
          11.15                                     Reinstatement      50
          11.16                                 Advice of Counsel      50
          11.17                            No Strict Construction      50
          11.18  Dating                                        50

12.  CROSS-GUARANTY                                            50
          12.1                                     Cross-Guaranty      50
          12.2                               Waivers by Borrowers      51
          12.3                                Benefit of Guaranty      51
          12.4                  Subordination of Subrogation, Etc      51
          12.5                               Election of Remedies      52
          12.6                                         Limitation      52
          12.7  Contribution with Respect to Guaranty Obligations      53
          12.8                               Liability Cumulative      53




                      INDEX OF APPENDICES

Exhibit 1.1(a)(i)        -    Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)       -    Form of Revolving Note
Exhibit 4.1(b)           -    Form of Borrowing Base Certificate
Exhibit 9.1(a)           -    Form of Assignment Agreement

Schedule  1.1            -    Responsible Individual
Schedule  1.3            -    Sources and Uses; Funds Flow Memorandum
Schedule  3.2            -    Executive Offices
Schedule  3.4(A)         -    Financial Statements
Schedule  3.4(B)         -    Projections
Schedule  3.6            -    Real Estate and Leases
Schedule  3.7            -    Labor Matters
Schedule  3.8            -    Ventures, Subsidiaries and Affiliates; Outstanding
Stock
Schedule  3.11      -    Tax Matters
Schedule  3.12      -    ERISA Plans
Schedule  3.13      -    Litigation
Schedule  3.15      -    Intellectual Property
Schedule  3.17      -    Hazardous Materials
Schedule  3.18      -    Insurance
Schedule  3.19      -    Deposit and Disbursement Accounts
Schedule  3.22           -    Material Agreements
Schedule  5.1            -    Trade Names
Schedule  5.4            -    Insurance
Schedule  6.2            -    Certain Permitted Investments
Schedule  6.3            -    Indebtedness
Schedule  6.4(a)         -    Transactions with Affiliates
Schedule  6.7            -    Existing Liens

Annex A (Recitals)       -    Definitions
Annex B (Section 1.7)    -    Cash Management Systems
Annex C (Section 2.1(a)) -    Schedule of Additional Closing Documents
Annex D (Section 4.1(a)) -    Financial Statements and Projections -- Reporting
Annex E (Section 4.1(b)) -    Collateral Reports
Annex F (Section 6.10)   -    Financial Covenants
Annex G (Section 9.9(a)) -    Lenders' Wire Transfer Information
Annex H (Section 11.10)  -    Notice Addresses

          CREDIT AGREEMENT, dated as of December 31, 1996 among THE LIPOSOME COMPANY, INC., a Delaware corporation ("Liposome"), and THE LIPOSOME MANUFACTURING COMPANY, INC., a Delaware corporation ("Liposome Manufacturing") (Liposome and Liposome Manufacturing are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower"); the other Credit Parties signatory hereto; the Lenders signatory hereto from time to time; and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), as Agent and Collateral Agent for such Lenders.

                            RECITALS

          WHEREAS, Borrowers desire that Lenders extend a revolving credit facility to Borrowers of up to Fourteen Million Dollars ($14,000,000) in the aggregate for the purpose of providing (a) working capital financing for Borrowers, and (b) funds for other general corporate purposes of Borrowers; and for these purposes, Lenders are willing to make certain loans to Borrowers of up to such amount upon the terms and conditions set forth herein; and

          WHEREAS, Borrowers desire to secure all of their obligations under the Loan Documents by granting to Collateral Agent, for the benefit of Collateral Agent, Agent and Lenders, a security interest in and lien upon certain of their existing and after-acquired personal property; and

          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

PARAGRAPH NUMBERING BEGINS HERE:

LEVEL 1 = A.
LEVEL 2 = 1.
LEVEL 3 = 1.1 (attached)
LEVEL 4 = (a)
LEVEL 5 = (A)
LEVEL 6 = (a)
LEVEL 7 = (i)
LEVEL 8 = a)1. AMOUNT AND TERMS OF CREDIT

          1.1  Credit Facility.

          (a) Revolving Credit Facility. (i) Subject to the terms and conditions hereof, each Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Commitment. The obligations of each Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of
(A) the Maximum Amount and (B) the Aggregate Borrowing Base ("Borrowing Availability"). Moreover, the Revolving Loan outstanding to any Borrower shall not exceed at any time that Borrower's separate Borrowing Base. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to the representative of Agent identified on Disclosure Schedule (1.1) at the address specified thereon. Those notices must be given no later than (1) 12:00 noon (New York time) on the Business Day of the proposed Revolving Credit Advance. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent.

               (ii) Each Borrower shall execute and deliver to each Lender a note to evidence the Commitment of that Lender. Each note shall be in the principal amount of the Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of each Borrower to pay the amount of each Lender's Commitment or, if less, the applicable Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds in Dollars on the Commitment Termination Date.

               (iii) At the request of Borrower Representative, in its discretion Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrowers on behalf of Lenders in amounts which cause the outstanding balance of the aggregate Revolving Loan to exceed the Aggregate Borrowing Base or which cause the outstanding balance of the Revolving Loan owing by any Borrower to exceed that Borrower's separate Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"), and no such event or occurrence shall cause or constitute a waiver by Agent or Lenders of any Default or Event of Default that may result therefrom or of Agent's or Lenders' right to refuse to make any further Overadvances or Revolving Credit Advances, as the case may be, at any time that an Overadvance exists or would result therefrom. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.10(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $500,000 at any time and shall not cause the Revolving Loan to exceed the Maximum Amount.

          (b) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Liposome as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting, if applicable, interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

          1.2  Termination of Commitment; Prepayments.

          (a) Voluntary Commitment Termination. Borrowers may at any time on at least fifteen (15) days' prior written notice by Borrower Representative to Agent terminate the Commitment; provided that upon such termination, all Revolving Credit Advances and other Obligations shall be immediately due and payable in full. Any such termination of the Commitment must be accompanied by the payment of the fee required by Section 1.8(c), if any. Upon any such termination of the Commitment, each Borrower's right to request Revolving Credit Advances shall simultaneously be terminated.

          (b) Mandatory Prepayments. If at any time the aggregate outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount and
(B) the Aggregate Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. Furthermore, if the outstanding balance of the Revolving Loan of any Borrower exceeds that Borrower's separate Borrowing Base at any time, the applicable Borrower shall immediately repay its Revolving Credit Advances in the amount of such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid on demand.

          (c) Application of Prepayments from Insurance Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) shall be applied to the Revolving Credit Advances of the Borrower that incurred such casualties or losses. The Commitment shall not be permanently reduced by the amount of any such prepayments. If the insurance proceeds received as to a particular Borrower exceed the outstanding principal balances of the Revolving Credit Advances to that Borrower the allocation and application of those proceeds shall be determined by Agent, subject to the approval of Requisite Lenders.

          1.3  Use of Proceeds.   Borrowers shall utilize the proceeds of the
Revolving Loan solely for the financing of Borrowers' ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14). In no event shall proceeds of the Revolving Loan be used to make Permitted Investments. Disclosure Schedule (1.3) contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Revolving Credit Advances to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

          1.4 Interest. (a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Revolving Credit Advances being made by each Lender, in arrears on each applicable Interest Payment Date, at a rate equal to the Index Rate plus the Applicable Margin per annum. The Applicable Margin will be 2.75% per annum, as of the Closing Date. At any time thereafter when Borrowers have delivered quarterly unaudited Financial Statements of Borrowers and such statements show that consolidated net income of Liposome determined in accordance with GAAP (but before giving effect to any taxes and dividends) for the two immediately preceding Fiscal Quarters is a positive number, the Applicable Margin (if not previously reduced or reduced and subsequently increased) shall be reduced to 2.50% per annum effective as of the first day of the following Fiscal Quarter; provided, that, if at any time thereafter Borrowers' quarterly unaudited Financial Statements show that Liposome's consolidated net income (as determined above) for the two immediately preceding Fiscal Quarters is a negative number, the Applicable Margin to the extent necessary shall be increased to 2.75% per annum effective as of the first day of the following Fiscal Quarter. Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margin. In addition, failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in the Applicable Margin being increased, if necessary, to 2.75% per annum, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default shall have occurred or be continuing at the time any reduction in the Applicable Margin is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

          (b) If any payment on any Revolving Credit Advance becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Agent of an interest rate hereunder shall be conclusive, absent manifest error.

          (d) So long as any Default or Event of Default shall have occurred and be continuing, and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Revolving Loan shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

          (e)  Notwithstanding anything to the contrary set forth in this
Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (d) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
If, notwithstanding the provisions of this Section 1.4(e), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.10 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

          1.5 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by each Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Accounts of each Borrower shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account of any Borrower constitutes an Eligible Account, Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, and to establish new criteria, in its reasonable credit judgment. Eligible Accounts shall not include any Account of any Borrower:

          (a) which does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

          (b) upon which (i) such Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or
(ii) such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

          (c) to the extent any defense, counterclaim, setoff or dispute is asserted as to such Account or if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Borrower's completion of further performance under such contract;

          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

          (e) with respect to which an invoice, acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

          (f) that (i) is not owned by such Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Collateral Agent, on behalf of itself, Agent and Lenders;

          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity which has any common officer or director with any Credit Party;

          (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation, provided that Accounts as to which any medical facility under the Veterans Health Administration or the Veterans Benefits Administration is the Account Debtor shall not be deemed to be ineligible pursuant to this Section 1.5(h) to the extent the aggregate amount of such Accounts does not exceed five percent (5%) of all Eligible Accounts;

          (i) that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the provinces of Newfoundland, Nova Scotia and Prince Edward Island) unless payment thereof is assured by a letter of credit, satisfactory to Agent as to form, amount and issuer;

          (j) to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

          (k) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

          (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

          (i) it is not paid within the earlier of: sixty (60) days following its due date or one hundred and twenty (120) days following its original invoice date;

          (ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

          (iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

          (m) which is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.5;

          (n) as to which Collateral Agent's interest, on behalf of itself, Agent and Lenders, therein is not a first priority perfected security interest;

          (o) as to which any of the representations or warranties pertaining to Accounts set forth in this Agreement or the Borrowers Security Agreement is untrue;

          (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

          (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable discretion;

          (r)  which is payable in any currency other than Dollars; or

          (s)  which is unacceptable to Agent in its reasonable credit judgment.

          1.6 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by each Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Inventory of each Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory of any Borrower constitutes Eligible Inventory, Agent shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, and to establish new criteria, in its reasonable credit judgment. Eligible Inventory shall not include any Inventory of any Borrower:

          (a) that is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to that Inventory), except the Liens in favor of Collateral Agent, on behalf of itself, Agent and Lenders;

          (b) that is (i) not located on premises owned, leased or operated by such Borrower or (ii) is stored with a bailee, warehouseman or similar Person, unless Agent has given its prior consent thereto and unless (x) a satisfactory bailee letter or landlord waiver has been delivered to Collateral Agent, or (y) Reserves satisfactory to Agent have been established with respect thereto, or
(iii) located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

          (c) that is placed on consignment, is in transit or is otherwise not located on premises owned or leased by such Borrower, provided that, if a bailee letter satisfactory to Agent has been provided by Liposome and Livingston Healthcare Services Inc. with respect to Inventory of Liposome located at Livingston Healthcare Services Inc.'s facility at 3 Boulden Circle, New Castle, Delaware, such Inventory shall not be deemed to be ineligible pursuant to this
Section 1.6(c);

          (d) that is covered by a negotiable document of title, unless such document has been delivered to Collateral Agent;

          (e) that in Agent's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

          (f) that consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

          (g)  that consists of goods which have been returned by the buyer;

          (h) that is not of a type held for sale in the ordinary course of such Borrower's business;

          (i) as to which Collateral Agent's Lien, on behalf of itself and Lenders, therein is not a first priority perfected Lien;

          (j) as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Borrowers Security Agreement is untrue;

          (k)  consists of any costs associated with "freight-in" charges;

          (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

          (m)  is not covered by casualty insurance acceptable to Agent;

          (n) that consists of goods which are not authorized (pursuant to applicable law, regulation, expiration date, court order or injunction, administrative order or otherwise) to be sold, used or distributed after a period of one year from the date of the most recent Borrowing Base Certificate delivered to Agent pursuant to the terms hereof; or

          (o) is otherwise unacceptable to Agent in its reasonable credit judgment.

          1.7  Cash Management Systems.   On or prior to the  Closing Date,
Liposome will establish and will maintain until the Termination Date, the cash management systems described on Annex B (the "Cash Management Systems").

          1.8 Fees. (a) Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter of even date herewith among Borrowers and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

          (b) As additional compensation for Lenders, Borrowers agree to pay to Agent, for the ratable benefit of Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrowers' non-use of available funds (the "Non-Use Fee") in an amount equal to * percent (*%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan outstanding during the period for which the Non-Use Fee is due.

          (c) If Borrowers prepay the Revolving Loan and terminate the Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrowers shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount determined by multiplying the Applicable Percentage (as defined below) by the amount of the Commitment. As used herein, the term "Applicable Percentage" shall mean (x) * percent
________________________

* Confidential treatment requested.

(*%), in the case of a termination of the Commitment on or prior to the first anniversary of the Closing Date, (y) * percent (*%), in the case of a termination of the Commitment after the first anniversary of the Closing Date but on or prior to the second anniversary, and (z) * percent (*%), in the case of a termination of the Commitment after the second anniversary of the Closing Date but on or prior to the third anniversary. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers if Required Lenders fail (to the extent such consent is required) to consent to any proposed merger, acquisition, sale of any Credit Party or its Stock or a material portion of such Credit Party's assets (each, a "Significant Transaction") and, as a result of such failure to consent, Borrowers terminate the Commitment and indefeasibly pay the Obligations in full; provided, that the amount otherwise required to be paid pursuant to this Section 1.8(c) shall be due and payable if (i) the Significant Transaction is with (before giving effect to the Significant Transaction) an Affiliate, Subsidiary, director or employee of either Borrower or any Person controlled by such Person and (ii) Required Lenders did not unreasonably withhold such consent. For purposes of the foregoing, "control" shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of such Person's management or policies, whether through the ownership of voting securities, by contract or otherwise.

          1.9 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day shall be deemed to have been received on the following Business Day.

          1.10 Application and Allocation of Payments. (a) So long as no Default or Event of Default shall have occurred and be continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to the Revolving Loan; (ii) payments matching specific scheduled payments then due, if any, shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower Representative, subject to the provisions of Section 1.2(a), and (iv) mandatory prepayments shall be applied as set forth in Section 1.2. As to each other payment, and as to all payments made when a Default or Event of Default shall have occurred and be continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Revolving Loan; (3) to principal payments on the Revolving Loan; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

          (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to promptly pay any such amounts as and when due, even if such charges would cause the aggregate balance of the aggregate Revolving Loan to exceed Borrowing Availability or would cause the balance of the Revolving Loan of any Borrower to exceed such Borrower's separate Borrowing Base. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

          1.11 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Revolving Credit Advances,
(b) all payments made by Borrowers, and (c) all other debits and credits as provided in this Agreement with respect to the Revolving Credit Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account as to each Borrower. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.

          1.12 Indemnity. Borrowers and each other Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

          1.13 Access. Each Credit Party shall, during normal business hours, from time to time upon one (1) Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review and evaluate the Accounts, Inventory and other Collateral of any Credit Party. If a Default or Event of Default shall have occurred and be continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrowers shall provide Agent and each Lender with access to their suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Agent may request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least ten (10) days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrowers.

          1.14 Taxes. (a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Revolving Notes shall be made, in accordance with this Section 1.14, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Revolving Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.14) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and
(iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

          (b) Borrowers and each other Credit Party executing this Agreement shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.14) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

          (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Revolving Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Agent or Borrower Representative from time to time thereafter, each Foreign Lender that is a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent to the extent such Foreign Lender then qualifies to provide such Certificate. No foreign Person may become a Lender hereunder if such Person is unable at such time to deliver a Certificate of Exemption.

          1.15 Capital Adequacy; Increased Costs. (a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.15(b).

          (c) Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 1.15(a) or 1.15(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Revolving Credit Advances and Commitments to such Replacement Lender for an amount equal to the principal balance of all Revolving Credit Advances held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers' rights under this
Section 1.15(c) shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a) and 1.15(b).

          1.16 Single Loan.   All Revolving Credit Advances to each Borrower and
all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of its Collateral.

2.   CONDITIONS PRECEDENT

          2.1  Conditions to Initial Revolving Credit Advances.

          No Lender shall be obligated to make any Revolving Credit Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

          (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex C, each in form and substance satisfactory to Agent.

          (b) Consummation of Related Transactions. Agent shall have received fully executed copies of the Equipment Lease and each of the other Related Transactions Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. The Related Transactions shall have been consummated in accordance with the terms of the Equipment Lease and the other applicable Related Transactions Documents.

          (c) Governmental Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or
(ii) an officer's certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

          (d) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.8 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

          (e) Compliance with Laws. Each Credit Party shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.5.

          (f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness (including the Mortgage Note) of each Credit Party shall be acceptable to Agent in its sole discretion.

          2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Revolving Credit Advance if, as of the date thereof:

          (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

          (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

          (c) (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance, or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance, and Agent or Requisite Lenders shall have determined not to make any Revolving Credit Advance so long as that Default is continuing; or

          (d) After giving effect to any Revolving Credit Advance, (i) the outstanding amount of the Revolving Loan would exceed the lesser of the Aggregate Borrowing Base and the Maximum Amount or (ii) the outstanding balance of the Revolving Loan of the applicable Borrower would exceed such Borrower's separate Borrowing Base.

The request and acceptance by any Borrower of the proceeds of any Revolving Credit Advance shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Collateral Agent's Liens, on behalf of itself, Agent and Lenders, pursuant to the Collateral Documents.

3.   REPRESENTATIONS AND WARRANTIES

          To induce Lenders to make the Loans, Borrower and each other Credit Party executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender, each and all of which shall survive the execution and delivery of this Agreement.

          3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;
(c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.2 Executive Offices; FEIN. As of the Closing Date, the current location of the chief executive office and principal place of business of each Credit Party which is executing this Agreement is set forth in Disclosure Schedule (3.2) and none of such locations have changed within the past twelve
(12) months. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each such Credit Party.

          3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Collateral Agent, on behalf of itself, Agent and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

          3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Liposome and its Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          (a) The following Financial Statements attached hereto as Disclosure Schedule (3.4(A)) have been delivered on the date hereof:

          (i) The audited consolidated balance sheets at December 31, 1995 and the related statements of income and cash flows of Liposome and its Subsidiaries for the Fiscal Year then ended, certified by Coopers & Lybrand L.L.P.

          (ii) The unaudited balance sheet(s) at September 30, 1996 and the related statement(s) of income and cash flows of Liposome and its Subsidiaries for the Fiscal Quarter then ended.

          (iii) The Liposome Company, Inc. consolidating balance sheet at September 29, 1996.

          (b) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(B)) have been prepared by Borrowers in light of the past operations of their businesses, and reflect projections for the four year period beginning on January 1, 1996 on a quarter by quarter basis for the first two years and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

          3.5 Material Adverse Effect. Between September 30, 1996 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Projections and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers' knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between September 30, 1996 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect. The parties acknowledge that since September 30, 1996 Liposome and Liposome Manufacturing have entered into Amendment No. 1 to the Equipment Lease.

          3.6 Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned real estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or summary of the terms thereof satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Real Estate of any Credit Party which is executing this Agreement has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition or otherwise remedied. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

          3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party which is executing this Agreement are pending or, to any such Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party which is executing this Agreement comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any such Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party which is executing this Agreement is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party which is executing this Agreement pending or, to any such Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any such Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any such Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any such Credit Party pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any such Credit Party of any individual.

          3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party (other than Liposome) is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

          3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

          3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U or G of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Revolving Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Revolving Credit Advances to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

          3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to the best of each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

          3.12 ERISA. (a) Disclosure Schedule (3.12) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Agent. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either
Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.
No Credit Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by
Section 4975 of the IRC.

          (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

          3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any court, board, commission, agency (including the Food and Drug Administration) or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder,
(b) which challenges the use or distribution by any Borrower or any other Person of Amphotericin B or ABELCET (or any derivative thereof) in the U.S. market, or
(c) which has a reasonable risk of being determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $500,000 or injunctive relief or alleges criminal misconduct of any Credit Party.

          3.14 Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Revolving Loan or the transactions contemplated by the Related Transactions Documents and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

          3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15) hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

          3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Collateral Agent, on behalf of itself, Agent and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject only to Permitted Encumbrances with respect to the Collateral other than Accounts.

          3.17 Environmental Matters. (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) to the best of Borrowers' knowledge, the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not result in, or would not be reasonably likely to result in, a Material Adverse Effect; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in, or would not be reasonably likely to result in, a Material Adverse Effect; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not cause Environmental Liabilities which would result in, or would be reasonably likely to result in, a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to cause any Environmental Liabilities of such Credit Party which result in, or would be reasonably likely to result in, a Material Adverse Effect and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the best knowledge of the Credit Parties, after due inquiry, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and
(viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

          (b) Each Credit Party hereby acknowledges and agrees that neither Collateral Agent nor Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

          3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

          3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party executing this Agreement maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

          3.20 Solvency. Both before and after giving effect to (a) the Revolving Credit Advances to be made on the Closing Date or such other date as Revolving Credit Advances requested hereunder are made or extended, (b) the disbursement of the proceeds of such Revolving Credit Advances pursuant to the instructions of Borrower Representative, (c) the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

          3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Credit Party; or (b) the business relationship of any Credit Party with any supplier material to its operations.

          3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any it is subject and each of which are listed on Disclosure Schedule (3.22): (a) supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (c) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments or documents evidencing Indebtedness of such Credit Party (including the Mortgage Note) and any security interest granted by such Credit Party with respect thereto; and (e) licenses, franchises or other agreements relating to trademarks, tradenames, copyrights, patents, technology know-how, processes, and any employee trade secret and nondisclosure agreements to which such Credit Party is a party which require annual payments to or from such Credit Party in excess of $50,000, including that certain License Agreement dated as of September 2, 1994 between Liposome and BMS.


4.   FINANCIAL STATEMENTS AND INFORMATION

          4.1 Reports and Notices. (a) Each Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and/or Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex D.

          (b) Each Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and/or Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex E.

          4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent and, so long as a Default or Event of Default shall have occurred and be continuing, each Lender, to communicate directly with its independent certified public accountants including Coopers & Lybrand L.L.P., and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party;
provided, that Agent shall have given Borrower Representative prior notice of any such communications and requests for disclosures, and Borrower Representative shall have been invited to be present during any such communication (but such presence shall not be a prerequisite to such communications); and provided further, that unless and until an Event of Default has occurred, such disclosures shall not include the internal files of those accountants and advisors related to any Credit Party, which files include, without limitation, workpapers and supporting schedules.

5.   AFFIRMATIVE COVENANTS

          Each Borrower and each other Credit Party executing this Agreement jointly and severally agrees that from and after the date hereof and until the Termination Date:

          5.1 Maintenance of Existence and Conduct of Business. Except to the extent permitted by Sections 6.1 and 6.8, each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

          5.2 Payment of Obligations. (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

          (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in
Section 5.2(a); provided, that (i) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing,
(ii) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (iii) such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (v) no Lien shall be imposed to secure payment of such Charges or claims other than inchoate tax liens, (vi) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (vii) Agent has not advised Borrowers in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

          5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(A)).

          5.4 Insurance; Damage to or Destruction of Collateral. (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) in form and with insurers recognized as adequate by Agent. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Collateral Agent and shall be additional Obligations hereunder secured by the Collateral.

          (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect Collateral Agent's, Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

          (c) Each Borrower shall deliver to Agent, in form and substance satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Collateral Agent, on behalf of itself, Agent and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Collateral Agent, on behalf of itself, Agent and Lenders, as additional insured. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents (including Collateral Agent) designated by Agent), so long as any Event of Default shall have occurred and be continuing, as such Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. Agent is hereby authorized either itself or to cause Collateral Agent to directly collect all insurance proceeds relating to the Collateral, so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $5,000,000. After deducting from such proceeds the expenses, if any, incurred by Agent or Collateral Agent in the collection or handling thereof, Agent may, at its option, apply (or cause Collateral Agent to apply) such proceeds to the reduction of the Obligations in accordance with Section 1.2(c), or permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $5,000,000 in the aggregate, Agent shall permit the applicable Borrower to replace, restore, repair or rebuild the property; provided that if such Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply (or cause Collateral Agent to apply) such insurance proceeds to the Obligations in accordance with Section 1.2(c). All insurance proceeds which are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent or Collateral Agent to reduce the outstanding principal balance of the Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the separate Borrowing Base of the affected Borrower in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to that Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a Revolving Credit Advance be made to such Borrower in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Lenders shall make such Revolving Credit Advance; and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.2(c).

          5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state and local laws and regulations applicable to it, including those relating to the Food and Drug Administration, the Food, Drug and Cosmetic Act, licensing, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.6 Supplemental Disclosure. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no such supplement shall be required as to representations and warranties that relate solely to the Closing Date. Without limiting the foregoing, Borrowers shall deliver to Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex D, a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Credit Party has filed in the prior Fiscal Year, and at such time Borrowers shall make any appropriate modifications to Disclosure Schedule (3.15).

          5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

          5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits.

          5.9 Landlords' Agreements, Mortgagee Agreements and Bailee Letters. Each Credit Party shall use its best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory at that location and shall otherwise be satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned, if Agent has not received a landlord or mortgagee agreement or bailee letter as provided in the previous sentence any of Borrower's Eligible Inventory at that location shall, in Agent's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

          5.10 Further Assurances. Each Credit Party shall at its cost and expense, upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

6.   NEGATIVE COVENANTS

          Each Borrower and each other Credit Party executing this Agreement each jointly and severally covenant and agree that, without the prior written consent of Agent and the Requisite Lenders, from and after the date hereof until the Termination Date:

          6.1  Mergers, Subsidiaries, Etc.

          (a) No Credit Party shall directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, except, so long as the conditions set forth in the immediately following paragraph (b) are satisfied, Liposome may directly form (A) a wholly-owned domestic Subsidiary (the "Intermediary Holding Company") which Intermediary Holding Company shall, subject to such conditions, be permitted to directly form foreign Subsidiaries which shall be wholly-owned by the Intermediary Holding Company (other than directors' qualifying shares) and (B) other directly owned domestic Subsidiaries, or (ii) without the prior written consent of Requisite Lenders (such consent not to be unreasonably withheld or delayed), merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except that (A) any indirect or direct foreign Subsidiary of Liposome may merge with or consolidate with another indirect or direct foreign Subsidiary of Liposome, (B) the Intermediary Holding Company may acquire from Liposome any foreign Subsidiary existing as of the Closing Date and (C) Liposome Manufacturing and/or Liposome Holdings, Inc. may merge with and into Liposome, provided that Liposome shall be the survivor of any such merger.

          (b) Liposome may form the Intermediary Holding Company and other directly owned domestic Subsidiaries, provided that, (i) the Intermediary Holding Company and all such other newly formed domestic Subsidiaries shall be 100% directly owned by Liposome, (ii) the Intermediary Holding Company shall not engage in any business or other activities or incur any Indebtedness or any other liabilities (other than solely in connection with its formation and its ownership interest in any of its foreign Subsidiaries permitted to be formed or acquired, pursuant to the terms hereof and other than in connection with receiving and making dividends to the extent permitted and required by Section 6.14), (ii) 100% of the capital stock of the Intermediary Holding Company and any such other newly formed domestic Subsidiary shall be pledged to Collateral Agent, for the benefit of itself, Agent and Lenders pursuant to the terms of the Liposome Pledge Agreement, (iii) pursuant to a joinder agreement in each case in form and substance satisfactory to Agent, the Intermediary Holding Company and any such other newly formed domestic Subsidiary shall become a party to the Subsidiary Security Agreement and the Subsidiary Guaranty, (iv) Agent shall have received financing statements and other documents reasonably requested by Agent to insure that Collateral Agent, for the benefit of itself, Agent and Lenders, has a first priority perfected security interest in the assets of such newly formed domestic Subsidiary subject to the Subsidiary Security Agreement, and (v) in connection with the formation of the Intermediary Holding Company or any such other newly formed domestic Subsidiary and any joinder agreement referred to in the second preceding clause (iii) and the financing statements and other documents referred to in the immediately preceding clause (iv) and the transactions contemplated thereby, Agent shall have received an opinion in form and substance satisfactory to Agent from counsel satisfactory to Agent.

          (c) Notwithstanding the foregoing paragraphs (a) and (b), Liposome may acquire all or substantially all of the assets or capital Stock of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

          (i) Agent shall receive at least thirty (30) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

          (ii) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent, Collateral Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

          (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

          (iv) no additional Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition;

          (v) the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $* during any Fiscal Year and the portion thereof allocable to goodwill and intangible assets for all such Permitted Acquisitions during any Fiscal Year shall not exceed $*;

          (vi) the Target shall not have incurred a negative EBIT for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's Financial Statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

          (vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

          (viii) at or prior to the closing of any Permitted Acquisition, Collateral Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets of the Target, and Borrowers or the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith (including, in the case of an acquisition of capital stock, that (A) the Target, pursuant to a joinder agreement in form and substance satisfactory to Agent, shall have

___________________________
* Confidential treatment requested.
become a party to the Subsidiary Security Agreement and the Subsidiary Guaranty and (B)

Liposome shall have granted to Collateral Agent, for the benefit of itself, Agent and Lenders, a first priority perfected security interest in 100% of the capital stock of the Target pursuant to the terms of the Liposome Pledge Agreement;

          (ix) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance satisfactory to Agent, all opinions, certificates, lien search results and other documents reasonably requested by Agent; and

          (x) concurrently with the delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance satisfactory to Agent, a certificate of the Chief Financial officer of Liposome to the effect that at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          Notwithstanding the foregoing, the Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory without the prior written consent of Agent and Requisite Lenders.

          6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make any investment in, or make or accrue loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) Liposome may hold investments in Permitted Investments; provided, that, if Agent has delivered an Activation Notice, Liposome must, notwithstanding anything to the contrary contained herein, upon maturity or earlier disposition of any such investment, prepay to the extent applicable any then outstanding Revolving Credit Advances in an amount equal to 100% of the value as determined by Agent of such investment upon maturity or 100% of the amount paid Liposome or any other Credit Party in connection with such disposition, less, in each case, an appropriate reserve for income taxes in accordance with GAAP, provided that, if the Revolving Credit Advances have been so reduced to zero, Liposome may invest with the proceeds (after giving effect to any prepayment required hereunder) of such matured or disposed investment in substantially similar investments as determined by Agent in Agent's discretion or, in lieu thereof, hold such proceeds in a segregated account acceptable to Agent; (b) Credit Parties may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business; (c) Liposome may maintain its existing investments in its Subsidiaries as of the Closing Date, may make additional capital contributions in domestic Subsidiaries (including newly formed domestic Subsidiaries other than the Intermediary Holding Company) and, to the extent permitted by Section 6.1, may form domestic Subsidiaries including the Intermediary Holding Company and in connection with the formation of the Intermediary Holding Company make a deminimus capital contribution thereto, provided Liposome may not make any capital contribution to any of its domestic Subsidiaries of any Intellectual Property or other assets related to the manufacture, use or distribution of Amphotericin B or ABELCET (or any derivative thereof) or if such capital contribution would in any way impair the ability of Liposome to manufacture, use or distribute Amphotericin B or ABELCET (or any derivative thereof); (d) The Liposome Company Ltd. may maintain its existing investments in Liposome's Subsidiaries as of the Closing Date; (e) Liposome or The Liposome Company, Ltd., as applicable, may make to the Intermediary Holding Company capital contributions consisting of the capital stock of foreign Subsidiaries existing on the Closing Date and the Intermediary Holding Company may hold such foreign Subsidiaries to the extent of such capital contributions; (f) in addition to the capital contributions permitted by the foregoing clause (e), Liposome may make capital contributions in the Intermediary Holding Company and Liposome's directly owned foreign Subsidiaries in an aggregate amount after the Closing Date, subject to the second to last sentence of this Section 6.2, not to exceed $*, provided that in connection with any such capital contribution to the Intermediary Holding Company, the Intermediary Holding Company shall immediately make a capital contribution in an equal amount (either individually or in the aggregate) to its foreign Subsidiaries; and (g) Liposome may make minority equity investments, subject to the second to last sentence of this Section 6.2, not to exceed $* after the Closing Date in joint ventures, provided that in connection with any such investment (i) no domestic Credit Party shall become liable in any manner (whether directly or as a guarantor or otherwise) for any liabilities, Indebtedness or other obligations of any such joint venture, (ii) no domestic Credit Party shall or shall be required to provide any collateral to support any liabilities, Indebtedness or other obligations of any such joint venture, (iii) no domestic Credit Party shall or shall be required to indemnify in any manner any such joint venture or other Person in connection with any obligation or liability of such joint venture and (iv) without limiting the foregoing, such investment shall be non-recourse to Liposome and the other domestic Credit Parties. Notwithstanding anything to the contrary contained herein, in no event shall Liposome make Permitted Investments with the proceeds of Collateral or Revolving Credit Advances. Liposome may make unlimited capital contributions in its foreign Subsidiaries and unlimited minority equity investments in joint ventures consisting of Intellectual Property; provided that no such contribution or investment shall consist of any Intellectual Property related to the manufacture, use or distribution of Amphotericin B or ABELCET (or any derivative thereof) or in any way impair the ability of Liposome to manufacture, use or distribute Amphotericin B or ABELCET (or any derivative thereof). For purposes of determining compliance with clauses (f) and (g) of this Section 6.2, the value of capital contributions (other than cash) shall reasonably be determined by the Board of Directors of Liposome.

          6.3 Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except, without duplication, (i) Indebtedness secured by Permitted Encumbrances, (ii) the Revolving Credit Advances and the other Obligations, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (v) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, provided that the principal amount of any such Indebtedness is not increased above the principal amount thereof on the date of such refinancing, amendment or modification, (vi) Indebtedness specifically permitted under Section 6.1, (vii) Indebtedness under the Equipment Lease, (viii) reimbursement and other obligations with respect to letters of credit, bankers acceptances and surety bonds, whether or not matured issued after the Closing Date as to which Liposome is the account party or the obligor to support obligations incurred by Liposome in the ordinary course of business in an aggregate amount not to exceed

___________________________
* Confidential treatment requested.
$*, (ix) reimbursement obligations with respect to letters of credit, whether or not matured, issued after the Closing Date in favor of Lessor, Collateral Agent, Agent and/or Lenders as to which any Credit Party is the account party, (x) Indebtedness consisting of intercompany loans and advances made by Liposome to any other Credit Party (other than the Intermediary Holding Company), provided that (A) each such Credit Party shall have executed and delivered to Liposome, on the Closing Date, an intercompany demand note (collectively the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by such Credit Party to Liposome which Intercompany Notes shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Collateral Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) Liposome and each such Credit Party shall record all intercompany transactions on its books and records in a manner satisfactory to Agent; (C) at the time any such intercompany loan or advance is made by Liposome to any other Credit Party and after giving effect thereto, Liposome and each such Credit Party shall be Solvent; (D) the obligations of Manufacturing under any such Intercompany Notes shall be subordinated to the Obligations of Manufacturing hereunder in a manner satisfactory to Agent; (E) the aggregate amount of such intercompany Indebtedness owing by foreign Subsidiaries in the aggregate shall not exceed $* at any one time outstanding; and (F) no Default or Event of Default shall have occurred and be continuing as of the date that any such intercompany loan is proposed to be made, and (xi) Indebtedness consisting of intercompany loans and advances made by any direct or indirect foreign Subsidiary of Liposome to another such foreign Subsidiary, provided that (A) each such foreign Subsidiary shall record all such intercompany transactions on its books and records in a manner satisfactory to Agent; and (B) no Default or Event of Default shall have occurred and be continuing as of the date that such intercompany loan is proposed to be made.

          6.4  Employee Loans and Affiliate Transactions.

          (a) Except as permitted by Sections 6.3(x) and (xi) and 6.14, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. All such transactions existing as of the date hereof are described on Disclosure Schedule (6.4(a)).

          (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to their respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs (including loans to assist in the purchase of homes) and similar purposes and stock option financing up to a maximum of $500,000 to any employee and up to a maximum of $2,000,000 in the aggregate for all Credit Parties combined at any one time outstanding.

          6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Revolving Loan or any of the other Obligations or could have or result in a Material Adverse Effect, (b) make any change in its capital structure as
___________________________
* Confidential treatment requested.
described on Disclosure Schedule (3.8), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except (i) as otherwise permitted by Section
6.1 or in connection with capital contributions permitted by Section 6.2 and
(ii) that Liposome may issue its common Stock so long as no Change of Control occurs after giving effect thereto, or (c) amend its charter or bylaws in a manner which would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

          6.6 Guaranteed Indebtedness. No Credit Party shall incur any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement; provided, that in no event shall (i) any Credit Party guarantee the Indebtedness of any Target permitted by Section 6.1 (c)(v) and (ii) any domestic Credit Party guarantee the Indebtedness of any foreign Credit Party.

          6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Collateral Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases, Licenses, the Mortgage Note, cash collateral agreements or that certain Pledge Agreement as in effect on the date hereof dated as of July 24, 1992 made by Liposome in favor of Midlantic National Bank in connection with the Mortgage Note which in each case solely prohibit Liens upon the assets that are subject thereto.

          6.8  Sale of Stock and Assets.  Except for mergers permitted by
Section 6.1(a)(ii)(c) and in connection with capital contributions permitted by
Section 6.2, no Credit Party executing this Agreement shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including its capital Stock or the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise but subject, in the case of Liposome to the provisions of Section 6.5(b)) or any of their Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by such a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and (c) other Equipment and Fixtures having a value not exceeding $* in any single transaction or $* in the aggregate in any Fiscal Year, provided, that any Credit Party executing this Agreement (other than the Intermediary Holding Company) shall be permitted to sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets (other than cash) to any other Credit Party executing this Agreement (other than the Intermediary Holding Company) except that Liposome (other than as otherwise permitted by Section 6.2) shall not be permitted to dispose of the Capital Stock of any of its Subsidiaries or any Intellectual Property or other assets related to the manufacture, use or distribution of Amphotericin B or ABELCET (or any derivative thereof) or make any disposition if such disposition would in any way impair the ability of Liposome to manufacture, use or distribute Amphotericin B or ABELCET (or any derivative thereof).
___________________________
* Confidential treatment requested.
With respect to any disposition of assets or other properties permitted pursuant to clause (b) and clause (c) above, Agent agrees on reasonable prior written notice to release or cause to be released by Collateral Agent, to the extent applicable, its or Collateral Agent's, as applicable, Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers' expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

          6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

          6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex F.

          6.11 Hazardous Materials.   No Credit Party shall cause or permit a
Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

          6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

          6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

          6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances to the extent permitted by
Section 6.3 above, (b) employee loans permitted under Section 6.4(b) above, (c) with respect to any Fiscal Year, at any time after Borrowers have delivered audited Financial Statements to Lenders showing a positive consolidated net income of Liposome determined in accordance with GAAP (but without giving effect to any extraordinary gains) for such Fiscal Year, dividend payments by Liposome to its shareholders in an amount equal to 50% of such consolidated net income,
(d) dividend payments by Subsidiaries of Liposome to Liposome, (e) dividend payments by foreign Subsidiaries of the Intermediary Holding Company to the Intermediary Holding Company provided that immediately thereafter the Intermediary Holding Company shall make a dividend payment in an equal amount to Liposome, and (f) Liposome may pay customary directors' fees to its directors.

          6.15 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options or futures contracts, swaps or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

          6.16 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party executing this Agreement shall (a) change its corporate name, or
(b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

          6.17 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

7.   TERM

          7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loan and all other Obligations shall be automatically due and payable in full on such date.

          7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrowers or the rights of Collateral Agent, Agent and Lenders relating to any unpaid portion of the Revolving Credit Advances or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrowers, and all rights of Collateral Agent, Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11 and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES

          8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Collateral Agent, Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.

          (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.3, 1.7, 5.4 or 6, or any of the provisions set forth in Annexes B or F, respectively.

          (c) Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes D or E, respectively, and the same shall remain unremedied for three (3) days or more.

          (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for twenty (20) days or more.

          (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate, or
(ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $2,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

          (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

          (g) Assets of any Credit Party with a fair market value of $250,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

          (h) A case or proceeding shall have been commenced against any Credit Party seeking a decree or order in respect of any Credit Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

          (i) Any Credit Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing or (v) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as they become due.

          (j) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

          (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

          (l)  Any "Change of Control" shall occur.

          (m) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrowers generating more than 30% of Borrowers' consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 30 days.

          (n) The voluntary or involuntary partial or full withdrawal, recall and/or significant limitation (for any reason whatsoever including court or administrative order or injunction resulting from any patent infringement or other lawsuit against any Credit Party) on the use or distribution of Amphotericin B or ABELCET (or any derivative thereof) by Liposome or any other Person from the U.S. market.

          (o) Any default or breach by any Borrower shall occur and be continuing under the License Agreement dated as of September 2, 1994 between Liposome and BMS or such agreement shall be terminated for any reason.

          (p) Without limiting Section 8.1(e) above, a default or breach shall occur under the Equipment Lease which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any obligation under the Equipment Lease of Liposome or Liposome Manufacturing, or (ii) causes, or permits any holder of such obligation or a trustee to cause, such obligation or a portion thereof to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised by such holder or trustee.

          8.2 Remedies. (a) If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend this facility with respect to further Revolving Credit Advances whereupon any further Revolving Credit Advances shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loan to the Default Rate.

          (b) If any Event of Default shall have occurred and be continuing, Agent or, if applicable, Collateral Agent, may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate this facility with respect to further Revolving Credit Advances; (ii) declare all or any portion of the Obligations, including all or any portion of the Revolving Loan to be forthwith due and payable all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; and (iii) exercise any rights and remedies provided to Agent or, if applicable, Collateral Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or
(i), all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

          8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or Collateral Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent or Collateral Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's or Collateral Agent's taking possession or control of, or to Agent's or Collateral Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or Collateral Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

          9.1 Assignment and Participations. (a) Borrowers hereby consent to any Lender's assignment of, and/or sale of participations in, at any time or times, any of the Loan Documents, any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall (i) require the consent of Agent (which shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the from attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Credit Advances to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $2,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $2,000,000; and (iv) include a payment by the assigning Lender to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Revolving Credit Advances hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of a Revolving Note, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Revolving Notes in exchange for the Revolving Notes being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

          (b) Any participation by a Lender of all or any part of its Commitments shall be in an amount at least equal to $2,000,000, and with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Revolving Credit Advance in which such holder participates, (ii) any extension of the scheduled amortization, if applicable, of the principal amount of any Revolving Credit Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.12, 1.14, 1.15 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. None of Agent, Collateral Agent or any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

          (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loan, the Revolving Notes or other Obligations owed to such Lender.

          (d) Borrowers shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrowers shall certify the correctness, completeness and accuracy of all descriptions of Borrowers and their affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(b).

          (e) A Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

          9.2 Appointment of Agent and Collateral Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent and Collateral Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent, Collateral Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, each of Agent and Collateral Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Neither Agent nor Collateral Agent shall have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent and Collateral Agent shall be mechanical and administrative in nature and neither Agent nor Collateral Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. None of Agent, Collateral Agent nor any of their respective Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by either Agent or Collateral Agent hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

          If Agent or Collateral Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent or Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Agent or Collateral Agent shall have received instructions from Requisite Lenders, or all affected Lenders, as the case may be, and neither Agent nor Collateral Agent shall incur liability to any Person by reason of so refraining. Agent and Collateral Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent or Collateral Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent or Collateral Agent, expose Agent or Collateral Agent to Environmental Liabilities or (c) if Agent or Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent or Collateral Agent as a result of Agent or Collateral Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

          9.3 Agent's and Collateral Agent's Reliance, Etc. None of Agent, Collateral Agent nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent and Collateral Agent: (a) may treat the payee of any Revolving Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers or to inspect the Collateral (including the books and records) of Borrowers; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.
GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and Collateral Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

          9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent, Collateral Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent, Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          9.6 Indemnification. Lenders agree to indemnify Agent and Collateral Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or Collateral Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent or Collateral Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's or Collateral Agent's gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent and Collateral Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent or Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent or Collateral Agent is not reimbursed for such expenses by Borrowers.

          9.7 Successor Agent and Collateral Agent. Agent and Collateral Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent or Collateral Agent, as applicable. If no successor Agent or Collateral Agent, as applicable, shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's or Collateral Agent's, as the case may be, giving notice of resignation, then the resigning Agent or Collateral Agent may, on behalf of Lenders, appoint a successor Agent or Collateral Agent, as applicable, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent or Collateral Agent, as applicable, has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent or Collateral Agent, as applicable, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent or Collateral Agent, as applicable, as provided above. Any successor Agent or Collateral Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent or Collateral Agent hereunder by a successor Agent or Collateral Agent, as the case may be, such successor Agent or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent or Collateral Agent, as applicable. Upon the earlier of the acceptance of any appointment as Agent or Collateral Agent hereunder by a successor Agent or Collateral Agent, as applicable, or the effective date of the resigning Agent's or Collateral Agent's, as the case may be, resignation, the resigning Agent or Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent or Collateral Agent shall continue. After any resigning Agent's or Collateral Agent's, as the case may be, resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents.

          9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Revolving Note is hereby authorized at any time or from time to time, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrowers against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Revolving Note exercising a right to set off shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Borrower agrees, to the fullest extent permitted by law, that
(a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Revolving Loan made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

          9.9 Revolving Credit Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

          (a) Revolving Credit Advances; Payments. (i) Subject to Section 9.9(a)(iii), Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender's Pro Rata Share of each Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex G not later than 3:00 p.m. (New York time) on the requested funding date. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

               (ii) On the second (2nd) Business Day of each calendar week or more frequently as aggregate cumulative payments in excess of $4,000,000 are received with respect to the Revolving Loan or as more frequently as Agent may select in its discretion (each, a "Settlement Date"), Agent shall deliver to each of the Lenders prior to 1:00 p.m. (New York time) on such Settlement Date a summary statement of the amount of outstanding Revolving Credit Advances for the period from the prior Settlement Date (such period being hereafter referred to as a "Settlement Period") and Agent will advise each Lender by telephone or telecopy of the amount, as applicable, payable by such Lender to Agent or the amount payable by Agent to such Lender as provided below under this
Section 9.9(a)(ii). If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Revolving Credit Advances minus such Lender's Pro Rata Share of the outstanding Revolving Credit Advances as of the end of the previous Settlement Period (after giving effect to any settlement hereunder with respect to such Settlement Period), is a positive number then such Lender shall transfer to Agent such amount in same day funds by wire transfer to Agent's account as set forth in Annex G not later than 3:00 p.m. (New York time) on the requested funding date; and if, on the other hand, such amount is a negative number, provided that such Lender has made all payments required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent will transfer to such Lender such amount by wire transfer to such Lender's account (as specified by such Lender in Annex G or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. If Agent shall have made one or more Revolving Credit Advances on behalf of Lenders as provided in Section 9.9(a)(iii), the amount of each Lender's Pro Rata Share of the outstanding Revolving Credit Advances for purposes of this Section 9.9(a)(ii) shall be computed on each Settlement Date rather than daily and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Credit Advances as of 5:00 P.M. (New York time) on the Business Day immediately preceding such Settlement Date.

               (iii) Agent may, in its discretion, make available, on behalf of Lenders, the full amount of the Revolving Credit Advances (including Overadvances) on any day (after application of payments received on such day) requested or deemed requested by Borrower Representative pursuant to this Agreement, without notice to Lenders of the proposed Revolving Credit Advance pursuant to Section 9.9(a)(i). To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Credit Advances by any Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section 9.9(a)(iii). Because Agent, on behalf of Lenders, may be advancing or may be repaid Revolving Credit Advances prior to the time when Lenders will actually advance or be repaid Revolving Credit Advances and interest and Non-Use Fees with respect to the outstanding Revolving Credit Advances shall be allocated by Agent to each Lender (including Agent), and the amount of each Lender's (including Agent's) Pro Rata Share shall be computed daily, in accordance with the amount of the outstanding Revolving Credit Advances actually advanced by and repaid to each Lender (including Agent) on each day during each Settlement Period and shall accrue from and including the date such Revolving Credit Advances are advanced by Agent to but excluding the date such Revolving Credit Advances are repaid by Borrowers in accordance with this Agreement or actually settled by the applicable Lender as described in this
Section 9.9(a).

          (b) Availability of Each Lender's Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance until reimbursed by the applicable Lender.

          (c) Return of Payments. (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

          (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

          (d) Non-Funding Lenders. The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Revolving Credit Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made, or to purchase a participation to be purchased, by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

          (e) Dissemination of Information. Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes D and E hereto and agree that Agent shall have no duty to provide the same to Lenders.

          (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Revolving Notes (including exercising any rights of set-off) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Revolving Notes shall be taken in concert and at the direction or with the consent of Agent.

10.  SUCCESSORS AND ASSIGNS

          10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Collateral Agent, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.
No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person (other than Collateral Agent) shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.  MISCELLANEOUS

          11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter, fee letter (other than the GE Capital Fee Letter) or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

          11.2 Amendments and Waivers. (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Revolving Notes, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

          (b) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of such Lender's Commitment;
(ii) reduce the principal of, rate of interest on or Fees payable with respect to any Revolving Credit Advance of any affected Lender; (iii) extend any scheduled payment date, if any, or final maturity date of the principal amount of any Revolving Credit Advance of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) permit Credit Parties to sell or otherwise dispose of all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the term "Requisite Lenders" insofar as such definition affects the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or Collateral Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or Collateral Agent, as applicable, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent or Collateral Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Revolving Note shall be effective without the written concurrence of the holder of that Revolving Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Revolving Notes at the time outstanding and each future holder of the Revolving Notes.

          (c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                    (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) and in clause (ii) below being referred to as a "Non-Consenting Lender"), or

                    (ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Revolving Credit Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

          (d) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.12), termination of the Commitments and a release of all claims against Collateral Agent, Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall (or shall cause Collateral Agent to) deliver to Borrowers termination statements, mortgage releases, if applicable, and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

          11.3 Fees and Expenses. Borrowers shall reimburse Agent and Collateral Agent for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrowers shall reimburse Agent and Collateral Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

               (a) the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of the Revolving Loan;

               (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Revolving Loan made pursuant hereto or its rights hereunder or thereunder;

               (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

               (d) any attempt to enforce any remedies of Agent or Collateral Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent, Collateral Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent or Collateral Agent, such reimbursement shall be limited to one counsel for all such Lenders;

               (e) any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

               (f) efforts to (i) monitor the Revolving Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

          11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

          11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

          11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

          11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information
(a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Revolving Loan and the Commitments;
(b) to any bona fide assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Agent's or such Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) which ceases to be confidential through no fault of Agent or such Lender.

          11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS AND BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

          11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex H or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated on Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND BORROWERS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

          11.14 Press Releases. Each Credit Party further agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

          11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment of the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

          11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


          11.18 Dating. Although this Agreement is dated as of the date first written above for convenience, this Agreement shall be effective on January 7, 1997.

12.  CROSS-GUARANTY

          12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, Collateral Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent, Collateral Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

               (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

               (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent, Collateral Agent and Lenders with respect to any of the provisions thereof;

               (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent, Collateral Agent and Lenders in respect thereof (including the release of any such security);

               (d)  the insolvency of any Credit Party; or

               (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Borrower that its obligations under this Section 12 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

          12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent, Collateral Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

          12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent, Collateral Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent, Collateral Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

          12.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent, Collateral Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 12, and that Agent, Collateral Agent Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

          12.5 Election of Remedies. If Agent, Collateral Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent, Collateral or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent, Collateral Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent, Collateral Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by Agent, Collateral Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of Agent, Collateral Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Agent, Collateral Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent, Collateral Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent, Collateral Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Collateral Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent, Collateral Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

          12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

          (a) the net amount of all Revolving Credit Advances advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

          (b) the amount which could be claimed by Agent, Collateral Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 12.7.

          12.7 Contribution with Respect to Guaranty Obligations.

          (a)  To the extent that any Borrower shall make a payment under this
Section 12 of all or any of the Obligations (other than Revolving Credit Advances made to that Borrower for which it is primarily liable) (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (b) As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section
12.7 shall limit the liability of any Borrower to pay the Revolving Credit Advances made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

          (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

          12.8 Liability Cumulative.  The liability of Borrowers under this
Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent, Collateral Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.


          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                              THE LIPOSOME COMPANY, INC.


                              By: /s/Brian J. Geiger

                              Title: Vice President



                              THE LIPOSOME MANUFACTURING
                              COMPANY, INC.


                              By: /s/Brian J. Geiger

                              Title: Treasurer


                              GENERAL ELECTRIC CAPITAL
                              CORPORATION,
Revolving Loan                     as Agent, Collateral Agent and a Lender
Commitment:
$14,000,000                        By: Charles Chiodo

                              Title: Duly Authorized Signatory



          The following Persons are signatories to this Agreement as to covenants and representations, other than payment obligations herein contained.

                              LIPOSOME HOLDINGS, INC.


                              By: /s/Brian J. Geiger

                              Title: Treasurer

                       ANNEX A (RECITALS)
                               TO
                        CREDIT AGREEMENT


                          DEFINITIONS

          Capitalized terms used in the Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in the Agreement or the other Loan Documents) the following respective meanings and all section references in the following definitions shall refer to Sections of the Agreement:

          "ABELCET" shall mean Amphotericin B Lipid Complex Injection.

          "Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

          "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Credit Party, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the
Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services,
(c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods),
(d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

          "Activation Event" and "Activation Notice" shall have the meanings set forth in Annex B.

          "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent, Collateral Agent and each Lender.

          "Agent" shall mean GE Capital or its successor appointed pursuant to
Section 9.7.

          "Aggregate Borrowing Base" shall mean, as of any date of determination, an amount equal to the sum of the Liposome Borrowing Base and the Liposome Manufacturing Borrowing Base; provided, that (1) in calculating such amount in no event shall the sum of the amount determined pursuant to clause (b) of the definition of Liposome Borrowing Base and clause (b) of the definition of Liposome Manufacturing Borrowing Base (the "Inventory Borrowing Base") be deemed to exceed $6,000,000 in the aggregate and (2) in no event shall the Aggregate Borrowing Base exceed the sum of (i) the lesser of (A) the sum of clause (a) of the definition of Liposome Borrowing Base and clause (a) of the definition of Liposome Manufacturing Borrowing Base (the "Accounts Borrowing Base") and (B) the product of (y) 2 and (z) the then current market value as determined by Agent of the Bond Collateral less that portion of the Bond Collateral which Liposome has elected pursuant to its Borrowing Base Certificate to support the Inventory Borrowing Base, less, after calculating such product and without duplication, any Reserves established by Agent at such time plus (ii) the lessor of (A) subject to clause (1) of this proviso, the Inventory Borrowing Base and
(B) the then current market value as determined by Agent of the Bond Collateral less that portion of the Bond Collateral which Liposome has elected pursuant to its Borrowing Base Certificate to support the Accounts Borrowing Base, less, without duplication, any Reserves established by Agent at such time. In calculating the Aggregate Borrowing Base, in no event shall the sum of the portion of the current market value of the Bond Collateral which Liposome has elected to support the Inventory Borrowing Base and that portion which Liposome has elected to support the Accounts Borrowing Base exceed the then current market value of the Bond Collateral as determined by Agent.

          "Agreement" shall mean the Credit Agreement by and among Borrowers, GE Capital, as Agent and a Lender and the other Lenders signatory from time to time to the Agreement.

          "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

          "Applicable Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.4(a) of the Agreement.

          "Assignment Agreement" shall have the meaning assigned to it in
Section 9.1(a).

          "BMS" shall mean Bristol-Myers Squibb Company.

          "Bond Collateral" shall mean that certain securities account number 09508-01-J in the name of Liposome at CoreStates and all financial assets from time to time carried therein acceptable to Agent and any free credit balance contained therein.

          "Borrower Accounts" shall have the meaning assigned to it in Annex B.

          "Borrower Representative" shall mean Liposome in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

          "Borrowers" and "Borrower" shall have the respective meanings assigned thereto in the recitals to the Agreement.

          "Borrowers Security Agreement" shall mean the Security Agreement of even date herewith entered into among Collateral Agent, on behalf of itself, Agent and Lenders and Borrowers.

          "Borrowing Availability" shall have the meaning assigned to it in
Section 1.1(a)(i).

          "Borrowing Base" shall mean, as the context may require, the Liposome Borrowing Base and the Liposome Manufacturing Borrowing Base or any such Borrowing Base.

          "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 4.1(b).

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

          "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness but excluding any expenditures to purchase assets pursuant to a Permitted Acquisition) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

          "Cash Management Systems" shall have the meaning assigned to it in
Section 1.7.

          "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act of 20% or more of the issued and outstanding shares of capital Stock of Liposome having the right to vote for the election of directors of Liposome under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Liposome (together with any new directors whose election by the board of directors of Liposome or whose nomination for election by the stockholders of Liposome was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Liposome shall cease to directly own and control all of the economic and voting rights associated with all of the outstanding capital stock of its domestic Subsidiaries (including Liposome Manufacturing); or (d) Liposome or the Intermediary Holding Company shall cease to directly own and control all of the economic and voting rights associated with all of the outstanding capital Stock (other than directors' qualifying shares of any of their respective foreign Subsidiaries). For purposes of this definition, "control" shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of such Person's management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

          "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

          "Closing Date" shall mean January 7, 1997.

          "Closing Checklist" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

          "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Collateral Agent's, Agent's or any Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          "Collateral" shall mean the property covered by the Borrowers Security Agreement, the Subsidiary Security Agreement, the Liposome Pledge Agreement, the Control Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Collateral Agent, on behalf of itself, Agent and Lenders, to secure the Obligations.

          "Collateral Agent" shall mean GE Capital or its successor appointed pursuant to Section 9.7.

          "Collateral Documents" shall mean the Borrowers Security Agreement, the Subsidiary Security Agreement, the Pledge Agreements, the Control Agreement and the Guaranties and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

          "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex E.

          "Collection Account" shall mean that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York.

          "Commitment" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances as set forth in the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances which aggregate commitment shall be Fourteen Million Dollars ($14,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

          "Commitment Termination Date" shall mean the earliest of (a) January 7, 2000, (b) the date of termination of Lenders' obligations to make Revolving Credit Advances or permit existing Revolving Credit Advances to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Revolving Loan and the permanent reduction of the Commitment to zero dollars ($0), in accordance with the provisions of Section 1.2(a).

          "Compliance Certificate" shall have the meaning assigned to it in Annex D.

          "Concentration Accounts" shall have the meaning assigned to it in Annex B.

          "Contracts" shall mean all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

          "Control Agreement" shall mean that certain Control Agreement dated January 7, 1997 among CoreStates, Liposome and the Collateral Agent, pursuant to which the Collateral Agent, for the benefit of itself, Agent and Lenders, shall have a first priority perfected security interest in the Bond Collateral subject to no other Liens.

          "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

          "Copyrights" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          "CoreStates" shall mean CoreStates Bank. N.A., a Pennsylvania corporation.

          "Credit Parties" shall mean each Borrower, and each of their respective Subsidiaries.

          "Current Assets" shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding debts due from Affiliates.

          "Current Liabilities" shall mean, with respect to any Person, all liabilities which should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, and the current portion of long-term debt required to be paid within one year, but excluding, in the case of Borrowers, the aggregate outstanding principal balances of the Revolving Loan.

          "Current Ratio" shall mean, with respect to any Person as of any date of determination, the ratio of (a) Current Assets, to (b) Current Liabilities.

          "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Default Rate" shall have the meaning assigned to it in Section
1.4(d).

          "Disbursement Accounts" shall have the meaning assigned to it on Annex B.

          "Disclosure Schedules" shall mean the Schedules prepared by Borrowers and denominated as Schedules 1.3 through 6.7 in the Index to the Agreement.

          "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

          "Dollars" or "$" shall mean lawful currency of the United States of America.

          "EBIT" shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus
(c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, and (iv) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

          "Eligible Accounts" shall have the meaning assigned to it in Section
1.5 of the Agreement.

          "Eligible Inventory" shall have the meaning assigned to it in Section
1.6 of the Agreement.

          "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. SectionSection 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. SectionSection 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. SectionSection 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. SectionSection 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. SectionSection 2601 et seq.); the Clean Air Act (42 U.S.C. SectionSection 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. SectionSection 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. SectionSection 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. SectionSection 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities" shall mean all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

          "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

          "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

          "Equipment Lease" shall mean that certain Equipment Lease Agreement dated as of July 1, 1993 between Lessor and Liposome (including all equipment schedules related thereto), as amended by Amendment No. 1 thereto, which amendment, among other things, added Liposome Manufacturing as co-lessee under the lease for all purposes thereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC.

          "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

          "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

          "Event of Default" shall have the meaning assigned to it in Section
8.1.

          "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

          "Fees" shall mean any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

          "Financial Statements" shall mean the consolidated income statements, statements of cash flows and balance sheets of Borrowers and consolidating balance sheets of Liposome and certain of its Subsidiaries delivered in accordance with Section 3.4 of the Agreement and Annex D to the Agreement.

          "Fiscal Month" shall mean any of the monthly accounting periods of Borrowers.

          "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

          "Fiscal Year" shall mean any of the annual accounting periods of Borrowers ending on December 31 of each year.

          "Fixtures" shall mean any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

          "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Annex F to the Agreement.

          "GE Capital Fee Letter" shall have the meaning assigned to it in
Section 1.8 of the Agreement.

          "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, and, in any event, including all right, title and interest which such Credit Party may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          "Guaranties" shall mean, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

          "Guarantors" shall mean each domestic Subsidiary of Liposome and each other Person, if any, which executes a guarantee or other similar agreement in favor of Agent in connection with the transactions contemplated by the Agreement and the other Loan Documents.

          "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

          "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business which obligations are not outstanding for more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

          "Indemnified Liabilities" shall have the meaning assigned to it in
Section 1.12.

          "Index Rate" shall mean, for any day, a floating rate equal to the higher of (a) the latest month-end rate for thirty-day dealer placed commercial paper (which for purposes hereof shall mean high grade unsecured notes sold through dealers by major corporations in multiples of $1,000) which normally is published in the "Money Rates" section of The Wall Street Journal or, in the event such rate is not so published, in such other nationally recognized publication as Agent may specify and (b) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for herein based upon the rate referred to in clause (a) above shall take effect at the opening of business on the first day of the calendar month immediately succeeding such published change in such rate.

          "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

          "Intercompany Notes" shall have the meaning assigned to it in Section 6.3.

          "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person.

          "Interest Payment Date" means as to the Revolving Loan, the first Business Day of each month to occur while the Revolving Loan is outstanding; provided, however, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the aggregate Revolving Loan has been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

          "Intermediary Holding Company" shall have the meaning assigned to it in Section 6.1.

          "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.


          "Investment Property" shall have the meaning ascribed thereto in
Section 9-115 of the Code in those jurisdictions in which such definition has been adopted and shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of any Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by any Borrower; (iv) all commodity contracts held by any Borrower; and (v) all commodity accounts held by any Borrower.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service, or any successor thereto.

          "Lenders" shall mean GE Capital, the other Lenders named on the signature page of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include such assignee.

          "Lessor" shall mean GE Capital in its capacity as Lessor under the Equipment Lease.

          "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Liposome" shall mean The Liposome Company, Inc. a Delaware corporation.

          "Liposome Borrowing Base" shall mean, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

          (a) up to eighty percent (80%) of Liposome's Eligible Accounts, less any Reserves established by Agent at such time; and

          (b) up to forty percent (40%) of the book value of Liposome's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less any Reserves established by Agent at such time.

          "Liposome Manufacturing" shall mean The Liposome Manufacturing Company, Inc., a Delaware corporation.

          "Liposome Manufacturing Borrowing Base" shall mean, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

          (a) up to eighty percent (80%) of Liposome Manufacturing's Eligible Accounts, less any Reserves established by Agent at such time; and

          (b) up to forty percent (40%) of the book value of Liposome Manufacturing's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less any Reserves established by Agent at such time.

          "Liposome Pledge Agreement" shall mean the Pledge Agreement of even date herewith executed by Liposome in favor of Collateral Agent, on behalf of itself, Agent and Lenders pledging 66.66% (or such lesser or greater percentage which may be pledged without causing a deemed dividend under the IRC) of the Stock of its foreign Subsidiaries and all of the Stock of its domestic Subsidiaries.

          "Litigation" shall have the meaning assigned to it in Section 3.13.

          "Loan Account" shall have the meaning assigned to it in Section 1.11.

          "Loan Documents" shall mean the Agreement, the Revolving Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Collateral Agent, Agent and/or Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Collateral Agent, Agent or any Lender in connection with the Agreement or the transactions contemplated hereby; provided, that the term "Loan Documents" shall be deemed not to include the Equipment Lease and the documents directly related thereto (other than the Collateral Documents). Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Borrower or the Credit Parties taken as a whole, (b) any Borrower's ability to pay the Revolving Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) Collateral Agent's Liens, on behalf of itself, Agent and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's, Collateral Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

          "Maximum Amount" shall mean, at any particular time, an amount equal to the Commitment of all Lenders.

          "Mortgage Note" shall mean that certain note dated July 24, 1992 in the original principal amount of $2,800,000 made by Liposome Manufacturing in favor of Midlantic National Bank and secured by Liposome Manufacturing's real property located in Indianapolis, Indiana.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Net Worth" shall mean, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus (a) reserves applicable thereto, and minus (b) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

          "Non-Use Fee" shall have the meaning assigned to it in Section 1.8(b).

          "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

          "Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Collateral Agent, Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

          "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

          "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

          "Patents" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Credit Party; (e) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) Liens existing on the Closing Date and listed on Disclosure Schedule (6.7) (including Liens securing the Equipment Lease and the Mortgage
Note); (k) presently existing or hereinafter created Liens in favor of Collateral Agent, on behalf of Lenders; (l) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $5,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); (m) Liens on Permitted Investments to secure the Indebtedness permitted by Sections 6.3 (viii) and (ix) (provided that the aggregate amount of Permitted Investments subject to such Liens to secure the Indebtedness permitted by Section 6.3(viii) does not at any time exceed 110% of the amount of any such Indebtedness outstanding at such time); and (n) other Liens securing Indebtedness not exceeding $500,000 in the aggregate at any time outstanding.

          "Permitted Investments" shall mean investments set forth in Disclosure Schedule (6.2) and other investments substantially similar thereto as determined by Agent.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

          "Pledge Agreements" shall mean, collectively, the Liposome Pledge Agreement, and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

          "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

          "Projections" means Borrowers' forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division by division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

          "Pro Rata Share" shall mean with respect to all matters relating to any Lender with respect to the Revolving Loan, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments, as such percentage may be adjusted by assignments permitted pursuant to Section 9.1.

          "Qualified Plan" shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

          "Real Estate" shall have the meaning assigned to it in Section 3.6.

          "Related Transactions" means each borrowing under the Revolving Loan on the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

          "Related Transactions Documents" shall mean the Loan Documents, the Equipment Lease and any other documents executed in connection with the Equipment Lease.

          "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

          "Requisite Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the aggregate Revolving Loan.

          "Reserves" shall mean, with respect to the Borrowing Base of any Borrower (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts or Eligible Inventory of any Borrower which Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

          "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt, if any; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

          "Retiree Welfare Plan" shall mean, at any time, a Plan that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

          "Revolving Credit Advance" shall have the meaning assigned to it in
Section 1.1(a)(i).

          "Revolving Loan" shall mean as the context may require, at any time, the aggregate amount of Revolving Credit Advances outstanding to any Borrower or to all Borrowers.

          "Revolving Note" shall have the meaning assigned to it in
Section 1.1(a)(ii).

          "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probably liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Subordinated Debt" shall mean any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Notwithstanding anything to the contrary contained herein, for purposes hereof and the other Loan Documents in no event shall Princeton Conference, Inc. be deemed to be a Subsidiary of Liposome or any other Credit Party.

          "Subsidiary Guaranty" shall mean the Subsidiary Guaranty of even date herewith executed by each domestic Subsidiary of Liposome (other than Liposome Manufacturing) in favor of Collateral Agent, on behalf of itself and Lenders.

          "Subsidiary Security Agreement" shall mean the Subsidiary Security Agreement of even date herewith entered into among Collateral Agent, on behalf of itself, Agent and Lenders and each of Liposome's domestic subsidiaries.

          "Tangible Net Worth" shall mean, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangible items, (b) all unamortized debt discount and expense, (c) treasury Stock, and (d) any write-up in the book value of any asset resulting from a revaluation thereof.

          "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or any political subdivision thereof.

          "Termination Date" shall mean the date on which the Revolving Loan has been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged and none of Borrowers shall have any further right to borrow any monies thereunder.

          "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
          "Total Liabilities" shall mean, with respect to any Person, all liabilities of such Person, determined on a consolidated basis in conformity with GAAP, including Current Liabilities and Funded Debt of such Person.

          "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

          "Trademarks" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

          "Unrestricted Permitted Investments" shall mean Permitted Investments plus cash less, without duplication, the aggregate amount of (a) cash collateral and letters of credit provided (or upon the happening of certain events required to be provided) by either Borrower to support any liabilities or other obligations owed or contingently owed to any Person (other than Lenders solely in their capacities as such), (b) such liabilities or other obligations referred to in clause (a) to the extent that under certain circumstances either Borrower would be required to prepay, defease, repurchase or redeem such liabilities or other obligations and (c) Permitted Investments which are subject to any Lien (other than in favor of Lenders solely in their capacities as such).

          All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge or best knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.
                     ANNEX B (SECTION 1.7)
                               TO
                        CREDIT AGREEMENT


                    CASH MANAGEMENT SYSTEMS

     Liposome shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

PARAGRAPH NUMBERING REDEFINED HERE      (a)  On or before the Closing Date and
until the Termination Date, Liposome shall (i) establish lock boxes ("Lock Boxes") at one or more of the banks set forth on Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its domestic Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into bank accounts in Liposome's name or any such Subsidiary's name (collectively, the "Borrower Accounts") at banks set forth on Disclosure Schedule (3.19) (each, a "Relationship Bank"). Unless otherwise agreed to by Agent, on or before the Closing Date, each Borrower shall have established a concentration account in its name (each a "Concentration Account" and collectively, the "Concentration Accounts") at the bank or banks which shall be designated as the Concentration Account bank for each such Borrower on Disclosure Schedule (3.19) (each a "Concentration Account Bank" and collectively, the "Concentration Account Banks"), which banks shall be satisfactory to Agent. Agent acknowledges that neither Borrower has established a Concentration Account and, notwithstanding anything to the contrary contained herein, neither Borrower shall be required to establish such an account.

          (b) On or before the Closing Date (or such later date as Agent shall consent to in writing), each Concentration Account Bank, if any, and all other Relationship Banks where Borrower Accounts are located, shall have entered into tri-party blocked account agreements with Collateral Agent, for the benefit of itself, Agent and Lenders, and Liposome and domestic Subsidiaries thereof, as applicable, in form and substance acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account, if any, are held by such bank as agent or bailee-in-possession for Collateral Agent, on behalf of Agent and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Borrower Account is located, such bank agrees, from and after the receipt of a notice (an "Activation Notice") from Agent (which Activation Notice may be given by Agent at any time at which Agent in its sole discretion decides to give such Activation Notice (the foregoing being referred to herein as the "Activation Event")), to forward immediately all amounts in each Borrower Account to such Borrower's Concentration Account Bank, if applicable, or otherwise to the Collection Account bank and to commence the process of daily sweeps from such Borrower Account into the applicable Concentration Account or the Collection Account, as applicable, and (B) with respect to each Concentration Account Bank, if any, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of the Activation Event, to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Borrower Account(s), no Borrower shall, or shall cause or permit any domestic Subsidiary thereof (other than segregated accounts solely containing identifiable cash Proceeds of Permitted Investments to the extent such proceeds are not required to repay the Revolving Loan pursuant to Section 6.2) to, accumulate or maintain cash in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

          (c) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Borrower Account or to replace any Concentration Account or any Disbursement Account; provided, however, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account (other than a Disbursement Account) or Lock Box, the applicable Borrower and/or the domestic Subsidiaries thereof, as applicable, and such bank shall have executed and delivered to Collateral Agent a tri-party blocked account agreement, in form and substance satisfactory to Agent. Borrowers shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Agent that the operating performance, funds transfer and/or availability procedures or performance with respect to accounts or lockboxes of the bank holding such accounts or Collateral Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

          (d) The Lock Boxes, Borrower Accounts, and the Concentration Accounts, if any, shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Revolving Loan and all other Obligations, and in which each Borrower and each domestic Subsidiary thereof shall have granted a Lien to Collateral Agent, on behalf of itself, Agent and Lenders, pursuant to the Borrowers Security Agreement or Subsidiary Security Agreement, as applicable.

          (e) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.9 of the Agreement and shall be applied (and allocated) by Agent in accordance with Section 1.10 of the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

          (f) Each Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.3.

          (g) Other than cash, checks and other items consisting of identifiable cash Proceeds of Permitted Investments to the extent such Proceeds are not required to repay the Revolving Loan pursuant to Section 6.2, each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a "Related Person") to (i) hold in trust for Collateral Agent, for the benefit of itself, Agent and Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items or payment, deposit the same into a Borrower Account of Liposome. Each Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or items of payment constituting proceeds of Collateral are the property of Collateral Agent, Agent and Lenders. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Borrower Accounts.

          (h) Borrowers agree that the accounts set forth on Schedule 3.19 shall be used solely for the purposes described therein.
                    ANNEX C (SECTION 2.1(A))
                               TO
                        CREDIT AGREEMENT


            SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

In addition to, and not in limitation of, the conditions described in Section
2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

PARAGRAPH NUMBERING REDEFINED HERE A.   Appendices.  All Appendices to the
Agreement, in form and substance satisfactory to Agent.

     B. Revolving Notes. Duly executed originals of the Revolving Notes for each Lender, dated the Closing Date.

     C. Security Agreements. Duly executed originals of the Borrower Security Agreement and the Subsidiary Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto, including the powers of attorney in the form attached thereto, accompanied by the original duly executed Intercompany Notes held by the Credit Parties being pledged pursuant to either of such Security Agreements, as applicable, duly endorsed in blank.

     D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Collateral Agent, on behalf of Lenders.

     E. Security Interests and Code Filings. (a) Evidence satisfactory to Agent that Collateral Agent (for the benefit of itself, Agent and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect Collateral Agent's security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Equipment Lease.

          (b) Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

     F. Subsidiary Guaranty. Guaranty executed by each domestic Subsidiary of Liposome (other than Liposome Manufacturing) in favor of Collateral Agent, for the benefit of Lenders.

     G. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from each Borrower, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of such Borrower.

     H. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex B to the Agreement have been established and are currently being maintained in the manner set forth in such Annex B, together with copies of duly executed tri-party blocked account and lock box agreements, satisfactory to Agent, with the banks as required by Annex B.

     I. Charter and Good Standing. For each Credit Party (other than foreign Subsidiaries), such Person's (a) charter (or other organizational documents) and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

     J. Bylaws and Resolutions. For each Credit Party (other than foreign Subsidiaries), (a) such Person's bylaws (or other organizational documents), together with all amendments thereto and (b) resolutions of such Person's Board of Directors and stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

     K. Incumbency Certificates. For each Credit Party (other than foreign Subsidiaries), signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

     L. Opinions of Counsel. Duly executed originals of opinions of Smith, Stratton, Wise, Heher & Brennan, counsel for the Credit Parties, and Carol J. Gillespie, general counsel to Liposome, together with any local counsel opinions requested by Agent, each in form and substance satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties executing the Agreement, authorizing and directing such counsel to address its opinion to Collateral Agent and Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Collateral Agent, Agent and Lenders are authorized to rely on such opinion.

     M. Pledge Agreement. Duly executed copies of the Liposome Pledge Agreement accompanied by share certificates representing all of the outstanding Stock evidenced by share certificates being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank.

     N.   Accountants' Letter.     A letter authorizing the independent
certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

     O. Solvency Certificate. Each Borrower shall deliver to Agent for the benefit of Lenders a solvency certificate satisfactory in form and substance and issued by the Chief Financial Officer of Liposome.

     P.   Fee Letter.    Duly executed originals of the GE Capital Fee Letter.

     Q. Officers' Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Liposome and President and Treasurer of Liposome Manufacturing, respectively, dated the Closing Date, stating that, since June 30, 1996 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of such Borrower or the Credit Parties taken as a whole. In addition, such certificate shall state that as of the Closing Date Liposome has at least $35,000,000 of Permitted Investments and cash.

     R. Waivers. Agent or Collateral Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to Section 5.9 as follows: (i) landlord waivers with respect to Liposome's leased properties located at One Research Way, Princeton, New Jersey, 600 Arbor, 600 College Road East, Princeton Forrestal Center, Plainsboro, New Jersey and Cranbury Warehouse, 4 Corporate Drive, Cranbury, New Jersey and (ii) a bailee letter with respect to that certain facility of Livingston Healthcare Services, Inc. located at 3 Boulden Circle, New Castle, Delaware.

     S. Environmental Reports. To the extent available, Agent shall have received all environmental reports (including Phase I Environmental Site Assessment Reports) with respect to any Credit Party's Real Estate.

     T. Audited Financials; Financial Condition. Agent shall have received Liposome's final Financial Statements for their Fiscal Year ended December 31, 1995, audited by Coopers & Lybrand L.L.P. Each Borrower shall have provided Agent with its current operating statements, a consolidated balance sheet and statement of cash flows, Projections, and a Borrowing Base Certificate with respect to such Borrower certified by its Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of each Borrower, based on such Projections, to the effect that the Projections are based upon estimates and assumptions stated therein, all of which such Borrower believes to be reasonable and fair in light of current conditions and current facts known to such Borrower and, as of the Closing Date, reflect such Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

     U.   Control Agreement.  Duly executed copy of the Control Agreement.

     V. Equipment Lease and Mortgage Note. Duly executed copies of the Equipment Lease, each other Related Transactions Document related thereto, including any letters of credit supporting Liposome's and Liposome Manufacturing's obligations under the Equipment Lease, and the Mortgage Note, together with all certificates, opinions, instruments, mortgages and other documents relating thereto, all of which shall be satisfactory in form and substance to Agent and its counsel, certified by an authorized officer of Liposome, as true, correct and complete copies thereof.

     W. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.
                    ANNEX D (SECTION 4.1(A))
                               TO
                        CREDIT AGREEMENT


       FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

          Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

PARAGRAPH NUMBERING REDEFINED HERE      (a)  Monthly Financials.  If a Default
has occurred and is continuing or if Liposome's cash and the market value (as reasonably determined by Agent) of Permitted Investments are in the aggregate less than $35,000,000, Agent and Lenders, within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, consisting of (i) consolidated unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) consolidated unaudited statements of income and cash flows for such Fiscal Month, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a schedule substantially in the form of Disclosure Schedule (6.2) describing Liposome's Permitted Investments and indicating whether or not such investments are Unrestricted Permitted Investments together with such supporting detail as Agent may request. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrowers and their Subsidiaries, on a consolidated basis, in each case as at the end of such month and for the period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. Notwithstanding the foregoing, each of Agent and Lenders recognize that Liposome's new integrated financial system shall not be in place until January, 1998 and that until such time it may be impracticable for Borrowers to provide the information otherwise required by the first sentence of this subparagraph and to provide the Chief Financial Officer certificate insofar as it relates to the requirements of clause (i) of the immediately preceding sentence. Therefore, until the earlier of (a) January 31, 1998 and (b) the date of implementation of such integrated financial system, each of Agent and Lenders hereby agree that in lieu of providing the financial information required by such clauses (i) and (ii) of such first sentence and such certificate insofar as it relates to the requirements of clause (i) of the immediately preceding sentence, Borrowers may provide such other financial information as acceptable to Agent;

          (b)  Quarterly Financials.  To Agent and Lenders, within forty-five
(45) days after the end of each Fiscal Quarter, consolidated financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, (ii) unaudited statements of income and cash flows for such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments), (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of such Fiscal Quarter, and (iv) a schedule substantially in the form of Disclosure Schedule (6.2) describing Liposome's Permitted Investments and indicating whether or not such investments are Unrestricted Permitted Investments together with such supporting detail as Agent may request. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate"showing the calculations used in determining compliance with each of the financial covenants set forth on Annex F which is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for the period then ended and
(ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

          (c)  Operating Plan.      To Agent and Lenders, as soon as available,
but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for each Borrower, approved by the Board of Directors of such Borrower, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include quarterly balance sheets and a quarterly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities;

          (d)  Annual Audited Financials.    To Agent and Lenders, within ninety
(90) days after the end of each Fiscal Year, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth on Annex F, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred due to a failure of Borrowers to comply with Section 6.10 and Annex F (or specifying those such Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of such Defaults or Events of Default, and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

          (e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants;

          (f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

          (g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material adverse changes or developments in the business of any such Person;

          (h) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6 of the Agreement;

          (i) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that
(i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

          (j) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4 of the Agreement;

          (k) Equipment Lease. To Agent, copies of all notices (including default notices) delivered by Lessor to Liposome and/or Liposome Manufacturing under the Equipment Lease and all information and materials (including financial information) delivered by Liposome and/or Liposome Manufacturing to Lessor under the Equipment Lease; and

          (l) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall, from time to time, request.

                    ANNEX E (SECTION 4.1(B))
                               TO
                        CREDIT AGREEMENT


                       COLLATERAL REPORTS

          Borrowers shall deliver or cause to be delivered the following:

PARAGRAPH NUMBERING REDEFINED HERE      (a)  To Agent and each Lender, upon
Agent's request, and in no event less frequently than ten (10) Business Days after the end of each Fiscal Month (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), each of the following:

           (i) a Borrowing Base Certificate with respect to each Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion (including a summary of Inventory by type and location); and

           (ii) with respect to each Borrower, a monthly trial balance showing Accounts outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

          (b) To Agent and each Lender, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex D, a reconciliation of the Accounts trial balance and month-end Inventory reports of each Borrower to such Borrower's general ledger and quarterly Financial Statements delivered pursuant to such Annex D, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (c) At Agent's request, each Borrower, at its own expense, shall deliver to Agent and each Lender the results of each physical verification, if any, which such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

          (d) Such other reports, statements, information and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion including any information Agent would need or may reasonably request to evaluate the current market value of the Bond Collateral.
                     ANNEX F (SECTION 6.10)
                               TO
                        CREDIT AGREEMENT

                      FINANCIAL COVENANTS

          Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

PARAGRAPH NUMBERING REDEFINED HERE (a) Maximum Capital Expenditures. Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following Fiscal Years that exceed in the aggregate the amounts set forth opposite each of such Fiscal Years:

                                                                 Maximum Capital
                                   Expenditures
          Fiscal Year Ended             per Fiscal Year
          12/31/96                 *
          12/31/97                 *
          12/31/98                 *
          12/31/99                 *

     (b) Maximum Total Liabilities to Tangible Net Worth. Borrowers and their Subsidiaries on a consolidated basis shall not permit at any time the ratio of Total Liabilities to Tangible Net Worth to exceed *.

     (c)  Minimum EBIT.   Borrowers and their Subsidiaries on a consolidated
basis shall have for the following periods, EBIT of not less than: (i) * for the Fiscal Quarter ending December 31, 1996; (ii) * for the two Fiscal Quarters ending March 31, 1997; and (iii) * for the three Fiscal Quarters ending June 30, 1997. In addition, Borrowers and their Subsidiaries on a consolidated basis shall have for each four Fiscal Quarter period, commencing with the four Fiscal Quarter period ending September 30, 1997, EBIT for such period of not less than the amount for such period set forth below:

          Four Fiscal Quarter Period Ending    Minimum EBIT
          9/30/97                       *
          12/31/97                      *
          3/31/98                       *
          6/30/98                       *
          9/30/98                       *

     (d) Minimum Tangible Net Worth. Borrowers and their Subsidiaries on a consolidated basis shall maintain at all times Tangible Net Worth equal to or greater than *.

     (e) Minimum Unrestricted Permitted Investments. Borrowers shall maintain at all times Unrestricted Permitted Investments having a market value as reasonably determined by Agent of not less than *.


___________________________
* Confidential treatment requested.
     (f) Minimum Current Ratio. Borrowers and their Subsidiaries on a consolidated basis shall maintain at all times a Current Ratio of not less than
*.

          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' and their Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by any Borrower's certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBIT in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.


___________________________
* Confidential treatment requested.
                    ANNEX G (SECTION 9.9(A))
                               TO
                        CREDIT AGREEMENT

                   WIRE TRANSFER INFORMATION

GECC-CAF Depository
Account #50-232-854
ABA #021-001-033
Bankers Trust Company
1 Bankers Trust Plaza
New York, NY  10006

Reference:  The Liposome Company
                    ANNEX H (SECTION 11.10)
                               TO
                        CREDIT AGREEMENT

                        NOTICE ADDRESSES


PARAGRAPH NUMBERING REDEFINED HERE(A)   If to Agent, Collateral Agent or GE
     Capital, at

     General Electric Capital Corporation
     201 High Ridge Road
     Stamford, Connecticut 06927-5100
     Attention: James R. Costello, Account Manager
     Telecopier No.: (203) 316-7893
     Telephone No.:  (203) 316-7570

     with copies to:

     Paul, Hastings, Janofsky & Walker LLP
     1055 Washington Boulevard
     Stamford, Connecticut 06901
     Attention: Mario J. Ippolito, Esq.
     Telecopier No.: (203) 359-3031
     Telephone No.:  (203) 961-7420

     and

     General Electric Capital Corporation
     201 High Ridge Road
     Stamford, Connecticut 06927-5100
     Attention:  Corporate Counsel
     Telecopier No.: (203) 316-7889
     Telephone No.:  (203) 316-7552



(B)  If to any Borrower, to Borrower Representative, at

     The Liposome Company, Inc.
     One Research Way
     Princeton Forrestal Center
     Princeton, New Jersey 08540-6619
     Attention: Brian J. Geiger
     Telecopier No.: (609) 452-1890
     Telephone No.: (609) 452-7060

     with copies to:

     Smith, Stratton, Wise, Heher & Brennan
     600 College Road East
     Princeton, New Jersey  08540
     Attention:  Marsha Novick, Esq.
     Telecopier No.: (609) 987-6651
     Telephone No.: (609) 987-6677